Exhibit 99.2

Millennial Media Files Registration Statement for

Proposed Follow-on Offering

Baltimore, Maryland — October 15, 2012 — Millennial Media, Inc. (NYSE:  MM) announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission relating to a proposed follow-on offering of shares of its common stock.  Millennial Media is proposing to sell up to one million of its shares.  An additional nine million shares will be sold by Millennial Media stockholders.

The proceeds of the primary portion of the offering will be used for working capital and general corporate purposes.  Millennial Media will not receive any proceeds from shares of common stock to be sold by the selling stockholders. As part of the underwriting procedures, Millennial Media, all selling stockholders, as well as all officers and directors, have agreed to lock-up agreements for a period of 90 days following the offering.

Morgan Stanley & Co. LLC, Goldman, Sachs & Co. and Barclays Capital Inc. will serve as joint bookrunners for the proposed offering.

A copy of the preliminary prospectus, when available, may be obtained by mail from the offices of Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, or by email at prospectus@morganstanley.com or by phone at (866) 718- 1649; Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by e-mail at prospectus-ny@ny.email.gs.com or by phone at (866) 471-2526; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by email at barclaysprospectus@broadridge.com or by phone at (888) 603-5874.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Millennial Media

Millennial Media is the leading independent mobile advertising platform company.  Our technology, tools and services help app developers and mobile website publishers to maximize their advertising revenue, acquire users for their apps and gain insight about their users.  We offer advertisers significant audience reach, sophisticated targeting capabilities and the ability to deliver rich and engaging ad experiences to consumers on their mobile connected devices.

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Investor Relations:

Jonathan Schaffer

IR@millennialmedia.com

(212) 871-3953

Media Relations:

Matthew Lindberg

press@millennialmedia.com

(203) 682-8214